Exhibit 23.4

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

July 7, 2023

Callon Petroleum Company
2000 W. Sam Houston Parkway S.
Suite 2000
Houston, Texas 77042

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, to be filed with the United States Securities and Exchange Commission on or about July 7, 2023, of the use of the name DeGolyer and MacNaughton, the references to us and to our reserves reports for the years ended December 31, 2020, December 31, 2021, and December 31, 2022, the references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, and the references to our report of third party dated February 9, 2023, containing our opinion on the proved reserves, as of December 31, 2022, attributable to certain properties in which Callon Petroleum Company has represented it holds an interest, each as contained in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

We further consent to the references to DeGolyer and MacNaughton under the heading "EXPERTS" in the Registration Statement.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716